Exhibit 8.1

                     [Simpson Thacher & Bartlett Letterhead]

                                   May 5, 2000

PE Corporation
761 Main Avenue
Norwalk, Connecticut 06859

Ladies and Gentlemen:

            We are acting as your counsel in connection with the proposed acquisition by PE Corporation, of Paracel, Inc. pursuant to the proposed merger (the "Merger") of Umbrella Acquisition Corp., a direct wholly owned subsidiary of PE Corporation, into Paracel, Inc., whereupon Paracel, Inc. will be the surviving corporation and the separate existence of Umbrella Acquisition Corp. will cease. The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of March 20, 2000 by and among PE Corporation, Umbrella Acquisition Corp., and Paracel, Inc. (the "Agreement").

            At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, as amended through the date hereof, in connection with the Merger (the "Registration Statement"), we are rendering our opinion with regard to certain material United States federal income tax consequences of the Merger. All capitalized items used but not defined herein shall have the same meanings as in the Agreement.

            In arriving at the opinion expressed below, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals, or copies certified or otherwise identified to our satisfaction, of the Agreement and the Registration Statement. We have assumed with your consent that (i) the Merger will be effected in accordance with the Agreement (and exhibits thereto) and the California Corporations Code and as described in the Registration Statement, (ii) the representations made by Parent, Sub and the Company in letters provided to us and O'Melveny & Myers LLP, counsel to the Company, dated as of the date hereof (the "Tax Certificates") are true, correct and complete, and will be true, correct and

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complete as of the Effective Time (as if made as of the Effective Time), and
(iii) any representations made in such letters "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification.

            In arriving at the opinion expressed below, we also have assumed, without making any independent investigation, that all such documents as furnished to us are complete and authentic, that the signatures on all documents are genuine, and that all such documents have been, or in the case of drafts, will be, duly authorized, executed and delivered. We have further assumed that the transactions will be consummated and the parties will act in accordance with these documents.

            Based on and subject to the foregoing and subject to the qualifications, limitations, representations and assumptions contained in the portion of the Registration Statement captioned "THE MERGER -- Material United States Federal Income Tax Consequences," the discussion contained in the Registration Statement under the caption "THE MERGER -- Material United States Federal Income Tax Consequences," insofar as such discussion purports to constitute a summary of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitutes an accurate summary of the matters described therein in all material respects.

            We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

            We hereby consent to the filing of this opinion letter as Exhibit
8.1 to the Registration Statement and to the use of our name under the caption "LEGAL OPINIONS" in the Prospectus included in the Registration Statement.

                                     Very truly yours,


                                     /s/ SIMPSON THACHER & BARTLETT
                                     SIMPSON THACHER & BARTLETT